EXHIBIT 99.1
Darden Restaurants Reports Fiscal 2022 First Quarter Results;
Declares Quarterly Dividend;
    Announces Additional $750 Million Share Repurchase Authorization;
And Increases Fiscal 2022 Outlook

ORLANDO, Fla., September 23, 2021 /PRNewswire/ -- Darden Restaurants, Inc., (NYSE:DRI) today reported its financial results for the first quarter ended August 29, 2021.

First Quarter 2022 Financial Highlights
•Total sales increased 51% from last year to $2.31 billion driven by a blended same-restaurant sales increase of 47.5% and the addition of 34 net new restaurants
•Same-restaurant sales:
•

Consolidated Darden	47.5%
Olive Garden	37.1%
LongHorn Steakhouse	47.0%
Fine Dining	84.6%
Other Business	65.8%
•Reported diluted net earnings per share from continuing operations was $1.76 as compared to reported diluted net earnings per share from continuing operations of $0.28 last year and adjusted diluted net earnings per share from continuing operations of $0.56 last year1
•Reported net earnings from continuing operations were $232 million
•EBITDA of $370 million1
•The Company repurchased approximately $186 million of its outstanding common stock
______________
1 See the "Non-GAAP Information" below for more details.

"Our restaurant teams continued to operate effectively in a challenging environment, and I am proud of their focus and ability to deliver another quarter of strong sales and profitability,” said Chairman and CEO Gene Lee. “Regardless of the operating environment, our unwavering commitment to our strategy ensures we stay focused on what we do best: providing exceptional guest experiences.”

Segment Performance
Segment profit represents sales, less costs for food and beverage, restaurant labor, restaurant expenses and marketing expenses. Segment profit excludes non-cash real estate related expenses.

	Q1 Sales			Q1 Segment Profit
($ in millions)	2022	2021	2020	2022	2021	2020
Consolidated Darden	$2,306.0	$1,527.4	$2,133.9
Olive Garden	$1,090.4	$788.2	$1,090.2	$253.3	$173.8	$228.9
LongHorn Steakhouse	$567.1	$376.8	$450.2	$107.5	$57.0	$74.5
Fine Dining	$168.8	$82.6	$136.1	$33.5	$10.2	$20.3
Other Business	$479.7	$279.8	$457.4	$84.8	$35.4	$64.4

Average weekly sales by segment:

	Q1 Average Weekly Sales
	2022	2021	2020
Consolidated Darden	$96,170	$65,029	$91,757
Olive Garden	$95,577	$69,628	$97,003
LongHorn Steakhouse	$81,753	$55,559	$67,635
Fine Dining	$148,372	$79,223	$131,757
Other Business	$106,886	$64,589	$106,631

Dividend Declared
Darden's Board of Directors declared a quarterly cash dividend of $1.10 per share on the Company's outstanding common stock. The dividend is payable on November 1, 2021 to shareholders of record at the close of business on October 8, 2021.

Share Repurchase Program
During the quarter, the Company repurchased approximately 1.3 million shares of its common stock for a total cost of approximately $186 million. As of the end of the first quarter, the Company had approximately $277 million remaining under the current $500 million repurchase authorization. In addition, yesterday, Darden's Board of Directors authorized the Company to repurchase an additional $750 million of its outstanding common stock. This brings the total remaining repurchase authorization to approximately $1 billion.

Updated Fiscal 2022 Financial Outlook
The Company increased its financial outlook for fiscal 2022 based on year-to-date results and its expected performance for the remainder of the year, assuming no significant business interruptions related to COVID-19.
•Total sales of approximately $9.4 to $9.6 billion
•Total sales growth vs. Pre-COVID1 of 7% to 9%
•Same-restaurant sales vs. fiscal 2021 of 27% to 30%
•Approximately 35 to 40 new restaurant openings
•Total capital spending of $375 to $425 million
•Total inflation of approximately 4%
•EBITDA between $1.54 to $1.60 billion2
•Effective tax rate of 13% to 14%
•Diluted net earnings per share from continuing operations of $7.25 to $7.60
•Approximately 131 million weighted average diluted shares outstanding
______________
1 Comparison to twelve months ended Q3 fiscal 2020 due to impact of pandemic.
2 See the "Non-GAAP Information" below for more details.

Investor Conference Call
The Company will host a conference call and slide presentation on Thursday, September 23 at 8:30 am ET to review its recent financial performance. To listen to the call live, please go to https://www.webcaster4.com/Webcast/Page/1007/42621 at least fifteen minutes early to register, download, and install any necessary audio software. Prior to the call, a slide presentation will be posted on the Investor Relations section of our website at: www.darden.com. For those who cannot access the Internet, please dial 1-800-263-0877 and enter passcode 2874518. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication regarding our expected earnings performance and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports. These risks and uncertainties include: the impacts of the novel coronavirus (COVID-19) pandemic on our business and the response of governments and of our Company to the outbreak, health concerns including food-related pandemics or outbreaks of flu or other viruses, food safety and food-borne illness concerns, the inability to hire, train, reward and retain restaurant team members, a failure to develop and recruit effective leaders, labor and insurance costs, technology failures including failure to maintain a secure cyber network, compliance with privacy and data protection laws and risks of failures or breaches of our data protection systems, risks relating to public policy changes and federal, state and local regulation of our business, intense competition, changing consumer preferences, an inability or failure to manage the accelerated impact of social media, a failure to execute innovative marketing tactics, a failure to address cost pressures, economic factors specific to the restaurant industry and general macroeconomic factors including interest rates, climate change, adverse weather conditions and natural disasters, long-term and non-cancelable property leases, failure to execute a business continuity plan following a disaster, shortages or interruptions in the delivery of food and other products and services, failure to drive profitable sales growth, a lack of availability of suitable locations for new restaurants, higher-than-anticipated costs to open, close, relocate or remodel restaurants, risks of doing business with franchisees, licensees and vendors in foreign markets, volatility in the market value of derivatives, volatility leading to the inability to hedge equity compensation market exposure, failure to protect our intellectual property, litigation, unfavorable publicity, disruptions in the financial markets, impairment in the carrying value of our goodwill or other intangible assets, changes in tax laws or unanticipated tax liabilities, failure of our internal controls over financial reporting and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Non-GAAP Information
The information in this press release includes financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”), such as adjusted diluted net earnings per share from continuing operations and EBITDA - earnings before interest, taxes, depreciation and amortization. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that the presentation of certain non-GAAP measures provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in this release.

(Analysts) Kevin Kalicak, (407) 245-5870; (Media) Rich Jeffers, (407) 245-4189

Reported to Adjusted Earnings Reconciliation
	Q1 2021
$ in millions, except EPS	Earnings Before Income Tax	Income Tax Expense (Benefit)	Net Earnings	Diluted Net Earnings Per Share
Reported Earnings from Continuing Operations	$32.5	$(4.8)	$37.3	$0.28
Adjustments:
Corporate restructuring[1]	47.8	12.0	35.8	0.28
Adjusted Earnings from Continuing Operations	$80.3	$7.2	$73.1	$0.56
[1]Includes cash expenses of approximately $38 million, primarily related to severance and benefits, which will be paid over an eighteen month period, and non-cash expenses of approximately $10 million related to acceleration of equity-settled awards and expense associated with the postretirement benefit plan.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Reconciliation
$ in millions	Q1 2022
Reported Earnings from Continuing Operations	$232
Interest, Net	16
Income Tax Expense	33
Depreciation and Amortization	89
EBITDA	$370

Fiscal 2022 EBITDA Outlook Reconciliation
$ in millions
Net Earnings	$950	to	$995
Interest, Net	65		65
Income Tax Expense	150		165
Depreciation and Amortization	375		375
EBITDA	$1,540	to	$1,600

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

	8/29/21	8/30/20
Olive Garden	877	871
LongHorn Steakhouse	535	524
Cheddar's Scratch Kitchen	170	165
Yard House	82	80
The Capital Grille	61	58
Seasons 52	44	43
Bahama Breeze	42	41
Eddie V's	27	23
The Capital Burger	3	2
	1,841	1,807

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	8/29/2021	8/30/2020
Sales	$2,306.0	$1,527.4
Costs and expenses:
Food and beverage	685.4	434.5
Restaurant labor	736.0	500.7
Restaurant expenses	378.1	290.9
Marketing expenses	23.9	28.8
General and administrative expenses	112.8	128.3
Depreciation and amortization	89.0	87.6
Total operating costs and expenses	$2,025.2	$1,470.8
Operating income	280.8	56.6
Interest, net	15.6	16.6
Other (income) expense, net	0.2	7.5
Earnings before income taxes	265.0	32.5
Income tax expense (benefit)	33.3	(4.8)
Earnings from continuing operations	$231.7	$37.3
Losses from discontinued operations, net of tax benefit of $0.5 and $0.9, respectively	(0.8)	(1.2)
Net earnings	$230.9	$36.1

Basic net earnings per share:
Earnings from continuing operations	$1.78	$0.29
Losses from discontinued operations	(0.01)	(0.01)
Net earnings	$1.77	$0.28
Diluted net earnings per share:
Earnings from continuing operations	$1.76	$0.28
Losses from discontinued operations	(0.01)	—
Net earnings	$1.75	$0.28
Average number of common shares outstanding:
Basic	130.3	130.0
Diluted	131.7	130.9

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	8/29/2021	5/30/2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$947.8	$1,214.7
Receivables, net	67.6	68.2
Inventories	210.9	190.8
Prepaid income taxes	303.2	337.2
Prepaid expenses and other current assets	128.5	60.2
Total current assets	$1,658.0	$1,871.1
Land, buildings and equipment, net	3,060.1	2,869.2
Operating lease right-of-use assets	3,673.3	3,776.4
Goodwill	1,037.4	1,037.4
Trademarks	806.3	806.3
Other assets	306.6	295.7
Total assets	$10,541.7	$10,656.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$325.0	$304.5
Accrued payroll	154.3	177.4
Accrued income taxes	34.9	35.9
Other accrued taxes	67.9	60.5
Unearned revenues	447.1	474.2
Other current liabilities	685.8	795.8
Total current liabilities	$1,715.0	$1,848.3
Long-term debt	936.7	929.8
Deferred income taxes	216.3	221.6
Operating lease liability - non-current	3,981.6	4,088.5
Other liabilities	939.7	754.8
Total liabilities	$7,789.3	$7,843.0
Stockholders’ equity:
Common stock and surplus	$2,300.7	$2,286.6
Retained earnings	445.9	522.3
Accumulated other comprehensive income (loss)	5.8	4.2
Total stockholders’ equity	$2,752.4	$2,813.1
Total liabilities and stockholders’ equity	$10,541.7	$10,656.1

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	13 Weeks Ended
	8/29/2021	8/30/2020
Cash flows—operating activities
Net earnings	$230.9	$36.1
Losses from discontinued operations, net of tax	0.8	1.2
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	89.0	87.6
Stock-based compensation expense	27.6	19.1
Change in current assets and liabilities and other, net	(168.0)	62.7
Net cash provided by operating activities of continuing operations	$180.3	$206.7
Cash flows—investing activities
Purchases of land, buildings and equipment	(82.7)	(42.2)
Proceeds from disposal of land, buildings and equipment	3.4	2.3
Purchases of capitalized software and changes in other assets, net	(4.4)	(4.1)
Net cash used in investing activities of continuing operations	$(83.7)	$(44.0)
Cash flows—financing activities
Proceeds from issuance of common stock	19.6	4.2
Dividends paid	(143.5)	—
Repurchases of common stock	(186.3)	(6.6)
Repayments of short-term debt	—	(270.0)
Principal payments on finance leases	(2.6)	(1.2)
Net cash used in financing activities of continuing operations	$(312.8)	$(273.6)
Cash flows—discontinued operations
Net cash provided by operating activities of discontinued operations	0.8	2.2
Net cash provided by discontinued operations	$0.8	$2.2

Decrease in cash, cash equivalents, and restricted cash	(215.4)	(108.7)
Cash, cash equivalents, and restricted cash - beginning of period	1,214.7	763.3
Cash, cash equivalents, and restricted cash - end of period	$999.3	$654.6

Reconciliation of cash, cash equivalents, and restricted cash:	August 29, 2021	August 30, 2020
Cash and cash equivalents	$947.8	$654.6
Restricted cash included in prepaid expenses and other current assets	51.5	—
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$999.3	$654.6